UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

Kraft Foods Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35491

Virginia	36-3083135
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753

(Address of principal executive offices, including zip code)

(847) 646-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2013, we announced that Teri List-Stoll has joined Kraft as Senior Vice President of Finance and will succeed current Chief Financial Officer Timothy McLevish in the first quarter of 2014. During this transition period, Mr. McLevish will also serve as our principal accounting officer, succeeding James Kehoe.

Prior to joining Kraft, Ms. List-Stoll, age 50, served as Senior Vice President and Treasurer of The Procter & Gamble Company, a consumer packaged goods company, since 2008. She has held a number of finance leadership roles in business unit management, supply chain, sales, accounting, and financial planning and analysis since joining Procter & Gamble in 1994. Prior to that, Ms. List-Stoll was a fellow with the Financial Accounting Standards Board and spent six years at Deloitte & Touche, providing financial counsel to large multinational companies. She is also a board and audit committee member of Danaher Corporation and a founding member of the Corporate Women’s Executive Forum.

The Compensation Committee of our Board of Directors approved the terms of Ms. List-Stoll’s compensation as Chief Financial Officer upon succeeding Mr. McLevish as follows: base salary of $710,000, target annual incentive of 90% of base salary and long-term incentive target of $1,500,000. In addition, Ms. List-Stoll received a cash sign-on incentive of $500,000 and stock sign-on incentives as follows: $1.1 million of stock options vesting 50% on February 28, 2014, 30% on February 18, 2015 and 20% on February 18, 2016; $1.1 million of restricted stock units vesting 50% on February 28, 2014, 30% on February 18, 2015 and 20% on February 18, 2016; $1.2 million of restricted stock units vesting 100% on February 12, 2018; $300,000 of restricted stock units vesting 100% on September 6, 2016; and $300,000 of stock options vesting 33% on September 3, 2014, 33% on September 3, 2015 and 34% on September 3, 2016.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is filed with this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Kraft Foods Group, Inc. Press Release, dated September 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Group, Inc.

Date: September 3, 2013	By:	/s/ Kim K. W. Rucker
Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary